Exhibit (a) (5) (ii)


For immediate release
Thursday 22nd June, 2000


On Wednesday 21 June, 2000, Invensys Holdings Limited, an indirect wholly owned subsidiary of Invensys p1c, purchased through its agent Goldman Sachs International 1,461,653 shares of Baan Company N.V. on the Amsterdam Exchanges at an average price of Euro 2.85.